Exhibit 10.1

Executive Services Agreement

THIS AGREEMENT is entered into and effective this 19th day of May, 2020 to commence on May 26, 2020 by and between 3D Systems Corporation, hereinafter referred to as “3D Systems”, and Mr. Wayne Pensky hereinafter referred to as “Executive”.

WHEREAS, 3D Systems hereby engages Executive as an independent contractor to render specific services as Interim Chief Financial Officer to 3D Systems as directed by the President and Chief Executive Officer of 3D Systems (the “Services”).

NOW, THEREFORE, the parties intending to be legally bound have entered into the following Agreement:

1.       Executive will perform Services for 3D Systems, reporting to the President and Chief Executive Officer at such place(s) to which the parties have mutually agreed.

2.       Executive represents that he possesses the requisite expertise and technical ability to perform the Services.

3.       Executive will devote such time as is reasonably necessary to complete the Services on such timelines as mutually agreed-upon between the parties.

4.       Compensation: 3D Systems shall pay Executive Thirty Thousand Dollars ($30,000) per calendar month. Compensation will be pro-rated for Services provided during any partial calendar month. Executive shall present to 3D Systems invoices for Services rendered; 3D Systems shall pay all invoices within fifteen (15) days after the later of receipt of invoice and approval of the Services by 3D Systems, provided that other conditions to payment set forth in this Agreement are met. No payments will be made for services rendered by Executive other than the Services unless such services are approved in writing by 3D Systems as amendments to this Agreement.

5.        3D Systems will pay for pre-approved business class travel costs and related expenses incurred on behalf of 3D Systems by Executive so long as such travel costs are incurred pursuant to 3D Systems’ Travel Policy.

6.       Executive is responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by 3D Systems to Executive for Services under this agreement. On request, Executive will provide 3D Systems with proof of timely payment. Executive agrees to indemnify 3D Systems for any claims, costs, losses, fees, penalties, interest, or damages suffered by 3D Systems resulting from Executive’s failure to comply with this provision.

7.       The Executive agrees to perform the Services hereunder solely as an independent contractor. The parties to this Agreement recognize that this Agreement does not create any actual or apparent agency, partnership, franchise, or relationship of employer and employee between the parties.

           Further, the Executive shall not be entitled to participate in any of 3D Systems benefits, including without limitations any health or retirement plans. The Executive shall not be entitled to any remuneration, benefits, or expenses other than as specifically provided for in this Agreement.

           3D Systems shall not be liable for taxes, Worker’s Compensation, unemployment insurance, employers’ liability, employer’s FICA, social security, withholding tax, or other taxes or withholding for or on behalf of the Executive. All such costs shall be Executive’s responsibility.

8.       Upon receipt of itemized vouchers, expense account reports and supporting documents, submitted to 3D Systems in accordance with 3D Systems’ procedures then in effect, 3D Systems shall reimburse Executive for all reasonable and necessary business expenses incurred ordinarily and necessarily by Executive in connection with the performance of Executive’s Services hereunder.

9.       The initial term of this Agreement shall begin on May 26, 2020 and end on August 31, 2020, unless earlier terminated by 3D Systems upon two weeks’ prior written notice to Executive (the “Initial Term”). The parties may extend such term upon mutual agreement.

10.       Upon the Executive’s completion of the Initial Term, Executive shall receive an equity grant under the terms of 3D Systems’ 2015 Incentive Plan with respect to a number of shares of the common stock, $0.001 par value per share, of 3D Systems calculated with a numerator equal to $100,000 and a denominator equal to the 30 trading day trailing average of the closing price of 3D Systems’ common stock traded on the New York Stock Exchange under ticker “DDD” (“DDD”) ended on the last business day of the Initial Term, which shall be immediately vested. If 3D Systems terminates the Initial Term prior to August 31, 2020, Executive shall be issued the full share award described above. If Executive terminates the Initial Term prior to August 31, 2020, no shares shall be awarded.

11.       During the course of the engagement under this Agreement, it is anticipated that the Executive will learn confidential or proprietary information of 3D Systems. The Executive will sign the Contractor’s Confidentiality Agreement attached hereto as Schedule A. Any breach of the Confidentiality Agreement is a material breach of this agreement.

12.       Executive agrees that all right, title and interest in and to any information and items made during the course of this Agreement and/or arising from the Services performed by Executive, including without limitation, all inventions, designs, drawings, know-how, prototypes, developments, patents, copyrights, trademarks, or trade secrets, (hereinafter referred to as the "Work Product") shall be and hereby are assigned to the 3D Systems as its sole and exclusive property. Upon the 3D Systems’ request Executive agrees to assist 3D Systems, at 3D Systems’ expense, to obtain any patents, copyrights, or trademarks for the Work Product, including the disclosure of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers which 3D Systems shall deem necessary to apply for and to assign or convey to 3D Systems, its successors and assigns or nominees, the sole and exclusive right, title and interest in the Work Product. The fact that any Work Product is created by Executive outside of 3D Systems’ facilities or other than during Executive's working hours with 3D Systems, shall not diminish 3D Systems’ rights with respect to the Work Product.

13.       At the termination of his engagement under this Agreement, Executive will return to 3D Systems all drawings, specifications, manuals, and other printed or reproduced material (including information stored on machine readable media) provided by 3D Systems to Executive, and/or which Executive made or acquired in the performance of his Services under this Agreement, and all copies of such information made by Executive.

14.       Executive agrees that during the term of his engagement with 3D Systems, and for a period of one year after the termination thereof, Executive will not, directly or indirectly, either for his/her own use, or for the benefit of any other person, firm or corporation, divert or take away, or attempt to divert or take away, call on or solicit, any of 3D Systems’ employees or customers.

15.       Executive’s obligations to 3D Systems under paragraphs 11 and 12 of this Agreement are continuing obligations, and they shall continue in effect beyond the terms of this Agreement, or any earlier termination.

16.       If any provision of this Agreement is determined to be invalid or unenforceable, then, unless the intent of this Agreement would fail, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

17.       The parties acknowledge that this Agreement constitutes a personal contract with Executive. Executive may not transfer or assign this Agreement, or any part thereof, without the prior written approval of 3D Systems.

18.       This Agreement has been entered into in the State of South Carolina and all questions with regard to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be governed by the laws of South Carolina.

19.       This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral negotiations and agreements between the parties regarding the subject matter hereof. This Agreement may be amended only by a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and first above written.

3D SYSTEMS CORPORATION	EXECUTIVE

By: /s/ Andrew M. Johnson	/s/ Wayne Pensky

Name: Andrew M. Johnson	Wayne Pensky

Title: EVP, Chief Legal Officer and Secretary

SCHEDULE A

TO EXECUTIVE SERVICES AGREEMENT

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO

SECTION 14.5 HEREIN

3D SYSTEMS CORPORATION

CONTRACTOR CONFIDENTIALITY AGREEMENT

THIS CONTRACTOR CONFIDENTIALITY, NON-SOLICITATION AND ARBITRATION AGREEMENT ("Agreement") is made and entered into on May 19, 2020, by and between 3D SYSTEMS CORPORATION, a Delaware corporation (together with its subsidiaries, the "Company"), its successors and assigns, and Wayne Pensky, a Contractor of the Company ("Contractor").

RECITALS:

A.           During the course of Contractor's retention by the Company, including subsidiaries of the Company, Contractor will obtain specialized and confidential knowledge and information regarding numerous aspects of its business including specialized and confidential knowledge and information relating to its products, customers, business procedures and methods of operation.

B.           Contractor desires to be retained by the Company and the Company desires to retain the services of Contractor.

C.           The parties hereto desire to set forth in writing their mutual understandings and agreements regarding, among other things, the Company's trade secrets, inventions, patents, customers, and property.

D.       In consideration of Contractor’s retention by the Company, the bargained for compensation, the confidential information made available to Contractor as that term is defined below, the training and certification(s) provided to Contractor, and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS AND CONDITIONS:

1.            Purpose. This Agreement does not in any way constitute, and should not be construed as, a contract of employment. Furthermore, it is agreed that Contractor is not an employee of the Company.

2.            Trade Secrets and Confidential Business Information. Contractor recognizes and agrees that Contractor will not, at any time, whether during or subsequent to the term of Contractor's retention of services by the Company or any of its subsidiaries, unless specifically previously consented to in writing by the President of the Company, directly or indirectly use, divulge, disclose or communicate to any person, firm or corporation confidential information belonging to the Company or any of its subsidiaries or their business, as that term is defined in this Agreement. "Confidential Information" specifically includes: (a) the identities, buying habits or practices of the Company's customers; (b) the Company's advertising and marketing strategies, methods, research and related data; (c) the names of the Company's vendors, resellers or suppliers; (d) the cost, type and quantity of materials and/or supplies ordered by the Company; (e) the prices at which the Company obtains or has obtained or sells or has sold its products or services; (f) the Company's manufacturing, distribution and sales costs, methods and objectives; (g) technical information including machinery and equipment designs, drawings and specifications; (h) inventions; (i) pending patent applications; (j) product information including designs, drawings, specifications, methods of quality control and formulas or equations used in connection therewith; (k) "trade secrets" as such term is defined in S.C. Code Ann. § 39-8-10, et seq. or other similar applicable law of any other jurisdiction; and/or (l) customer lists, pricing lists, supplier lists or reseller lists. The parties hereto agree that the foregoing items of Confidential Information are important, material, and confidential, could constitute trade secret material, affect the successful conduct of the Company's business, and its goodwill, and that a breach of any term of this Section 2 is a material breach of this Agreement. Contractor understands that nothing contained in this Agreement is intended to, nor will this Agreement be enforced in a manner so as to infringe upon or restrict any rights (if applicable) afforded to Contractor under the National Labor Relations Act, including any rights related to protected concerted activity.

Notwithstanding the foregoing or any other provision of this Agreement, Contractor may disclose any Confidential Information if required pursuant to a subpoena or by law. Contractor understands he/she has the right to disclose trade secrets as provided below.

Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing:

A.           Immunity – An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

B.           Use of Trade Secrets Information in Anti-Retaliation Lawsuit – An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret and under seal; and (B) does not disclose the trade secret, except pursuant to court order.

3.            Inventions and Patents. Contractor agrees, to the fullest extent permitted by applicable law, that all inventions developed by Contractor, whether independently or with the assistance of others, during the term of Contractor's retention by the Company or any of its subsidiaries, which are developed with the Company's or such subsidiary’s equipment, supplies, facilities, trade secrets, or time, or which relate to the business of the Company or such subsidiaries or their respective actual or demonstrably anticipated research or development, or which result from work performed by Contractor for the Company or any of its subsidiaries, are the sole property of the Company or such subsidiary, as the case may be, and Contractor hereby expressly assigns and agrees to assign all of Contractor's right, title and/or interest in and to such inventions to the Company or a subsidiary designated by the Company and, upon request, will assist the Company and its subsidiaries in any manner whatsoever in obtaining patents for such inventions.

4.            Solicitation of Customers. Contractor agrees that, during the term of Contractor's retention by the Company and its subsidiaries and for a period of twelve (12) months following separation of Contractor’s retention by the Company, including termination by the Company for cause or without cause, Contractor will not, directly or indirectly, either for Contractor's own use or for the benefit of any other person, firm or corporation, divert or take away the business of, or attempt to divert or take away the business of, call on or solicit the business of, or attempt to call on or solicit the business of, or do business with, any of the Company's or its subsidiaries’ customers, including, but not limited to, such customers as to whom Contractor had called on, solicited, serviced or became acquainted with while retained by the Company or its subsidiaries.

5.            Solicitation of Employees. Contractor agrees that during the term of Contractor's retention by the Company and for a period of twelve (12) months following separation of Contractor’s retention by the Company, including termination by the Company for cause or without cause, Contractor will not, directly or indirectly, either alone or in concert with others, solicit, induce, or entice any employee of or Contractor to the Company or its subsidiaries to leave the Company or its subsidiaries for any reason whatsoever, or to work for anyone in competition with the Company or its subsidiaries, or hire any current employee or Contractor of Company.

6.            Competition. Contractor agrees that, during the term of Contractor’s retention by the Company and its subsidiaries, Contractor will not, directly or indirectly, either alone or in concert with others, compete with or make preparations to compete with the Company or its subsidiaries.

7.            Company Property. Contractor acknowledges and agrees not to remove Company property from the Company's or its subsidiaries’ premises unless Contractor’s position specifically requires Contractor to do so in connection with Contractor’s job duties. Upon request by the Company, Contractor will immediately deliver to the Company all Company property in Contractor's possession or under Contractor's control in good condition, ordinary wear and tear excepted.

8.            Ownership of Customer Records. Contractor agrees that Company or subsidiary owned records of the accounts of customers, Company or subsidiary owned route books, and other Company or subsidiary owned records and books specifically relating to customers, are the exclusive property of the Company. Upon request by the Company, Contractor will immediately deliver such records, books, and records to the Company. In the event that Contractor individually purchases such original books or records, Contractor shall immediately notify the Company, who shall then reimburse Contractor for such purchases, and the books or records will become Company property.

9.            Securities Trading Restrictions. Contractor hereby acknowledges that it is aware, and that it will advise such of its representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from a company material, non-public information (including, but not limited to, matters which are the subject of this Agreement) from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

10.         Contractor's Duties Upon Separation. In the event that Contractor’s contract is terminated by the Company or its subsidiaries, for any reason, Contractor agrees to deliver promptly to the Company in good condition, ordinary wear and tear excepted, Company property and customer-related records as set forth in Sections 7 and 8.

11.         Breach of Agreement.

11.1       The Company and Contractor recognize and acknowledge that Contractor is retained in a position where Contractor will be rendering personal services of a special, unique, unusual, extraordinary and intellectual character requiring extraordinary ingenuity and effort by Contractor. Contractor agrees that a breach or threatened breach by Contractor of this Agreement, including its covenants, could not reasonably or adequately be compensated in damages in an action at law and that Company shall be entitled to injunctive relief, which may include, but shall not be limited to, restraining Contractor from performing any action that would breach this Agreement.

11.2       Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available at law or in equity to the Company as a result of such breach or threatened breach, including the recovery of damages from Contractor.

11.3       The remedies conferred by the specific provisions of this Agreement, including this Section 10, are not exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

12.         Continuing Obligations. Contractor's obligations under this Agreement shall continue in effect beyond Contractor’s retention by the Company and each and every obligation of Contractor under this Agreement shall survive any termination, or attempted termination, by Contractor of this Agreement.

13.         Contractor's Representations. Contractor hereby represents and warrants that Contractor is free to enter into this Agreement and to perform each of the terms and covenants contained herein. Contractor further represents and warrants that Contractor is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that Contractor's execution and performance of this Agreement is not a violation or breach of any other agreement between Contractor and any other person or entity.

14.         General Provisions.

14.1       Notices. All notices or other written communications required or permitted to be given by this Agreement shall be deemed given when personally delivered or two (2) days after it has been sent (the date of posting shall be considered as the first day and any Sundays, legal holidays or other days upon which the local mail generally is not delivered shall not be counted in determining this period) by registered or certified mail, postage prepaid, properly addressed to the party to receive the notice at the following address or at any other address given to the other party in the manner provided by this Section 13.1:

If to the Company:	3D Systems Corporation
333 Three D Systems Circle
Rock Hill, SC 29730
Attn: Chief Legal Officer

If to the Contractor:	11917 E. Calle de Valle Dr.
Scottsdale, AZ 85255

Nothing contained herein shall justify or excuse failure to give oral notice for the purpose of informing the parties hereto when prompt notification is required, however, it shall be understood that such oral notice shall in no way satisfy the requirement of written notice.

14.2       Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

14.3       Successors and Assigns. The parties acknowledge that this Agreement constitutes a personal contract with Contractor. Contractor may not transfer or assign this Agreement or any part thereof without the Company's prior written approval. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and shall be binding upon Contractor and Contractor's assignees, heirs, successors, executors, administrators and other legal representatives.

14.4       No Implied Waivers. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any later time nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of such provision.

14.5       Arbitration. All controversies, claims, disputes, and matters in question arising out of, or relating to this Agreement (or the breach thereof), shall be decided by arbitration in accordance with the provisions of this paragraph, with the sole exception of controversies, claims, disputes, and matters in question properly made or brought pursuant to the National Labor Relations Act. Contractor understands and acknowledges that nothing in this Agreement restricts Contractor’s right (if applicable) to file unfair labor practice charges or otherwise access the processes of the National Labor Relations Board.

The arbitration proceedings shall be conducted under the applicable rules of the American Arbitration Association ("AAA"). The arbitration board will consist of one arbitrator chosen by the Parties. If the Parties cannot agree upon an arbitrator, they shall submit to the procedure utilized by AAA to choose an arbitrator.

The decision of the arbitrator, including determination of amount of any damages suffered, shall be conclusive, final, and binding on the Parties, their respective heirs, legal representatives, successors, and assigns. The arbitrator shall be bound to follow South Carolina law and case precedent. Any decision of the arbitrator will not be binding if the arbitrator fails to follow South Carolina law and case precedent. The arbitrator shall render a written arbitration decision that reveals the essential findings and conclusions upon which the award is based.

The Company shall bear the arbitration filing fees and the fees of the arbitrator for all actions filed by it. Each party shall bear his/her/its own attorneys' fees, witness fees and costs not unique to arbitration. However, if any party prevails on a claim which affords the prevailing party attorneys' fees, the arbitrator may award reasonable attorneys' fees to the prevailing party.

14.6       Governing Law. This Agreement and all questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be governed by the laws of the State of South Carolina without regard to its laws relating to choice of law or conflict of laws.

14.7       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.8       Section References. Any reference in the Agreement to a section or subsection shall be deemed to include a reference to any subsidiary sections whenever the context requires.

14.9       Captions. The captions of the sections and subsections of this Agreement are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

14.10       Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. This Agreement may be amended only in a writing signed by each of the parties.

14.11       Prior Agreements. This Agreement replaces and supersedes any prior Contractor Confidentiality and Non-solicitation Agreements between the Contractor and Company. Further, this Agreement replaces and supersedes any prior Agreement for Binding Arbitration between the Contractor and Company.

14.12       Notice to New Employers. The Company may notify anyone hereafter retaining Contractor of the existence and provisions of this Agreement.

14.13       Effective Date. This Agreement will become effective on the commencement of Contractor's retention by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above mentioned.

3D SYSTEMS CORPORATION

By /s/ Andrew M. Johnson	/s/ Wayne Pensky
Andrew M. Johnson Executive Vice President, Chief Legal Officer, and Secretary	Signature of Contractor
11917 E. Calle de Valle Dr.
Street Address

Scottsdale, Arizona 85255
City, State and Zip Code

"Contractor"